Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – May 7, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q1 Sales

PHILADELPHIA, PA May 7, 2009 (GLOBENEWSWIRE) – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced sales for the three months ended April 30, 2009.

Total Company sales for the first quarter reached $385 million, a 2% decrease from the comparable quarter in the prior year. Comparable retail segment sales, which includes our Direct-to-consumer channels, decreased 7% for the quarter. Comparable store sales at Urban Outfitters, Anthropologie and Free People decreased 6%, 13% and 23%, respectively, for a combined decrease of 9.6%. Direct-to-consumer sales increased 4% and Wholesale segment sales were flat for the quarter.

“We believe our brands performed well given the challenging marketplace conditions,” said Glen T. Senk, Chief Executive Officer. “While it is disappointing to report an overall decline in sales, we were encouraged by improvement in the trend during the latter half of April. We are reserving optimism until we see more consistent behavior from the consumer, but we believe we are well positioned to improve our performance in the second quarter,” finished Mr. Senk.

Net sales for the three month periods were as follows:

,

	Three months ended April 30,
	2009	2008
	(in thousands)
Urban Outfitters stores	$152,832	$159,790
Anthropologie stores	138,343	145,596
Free People stores	7,313	5,859
Terrain	1,303	617

Net store sales	299,791	311,862

Direct-to-consumer	60,810	58,248

Retail segment net sales	360,601	370,110

Wholesale Segment Sales	24,195	24,182

Total net sales	$384,796	$394,292

During the three months ended April 30, 2009 the Company opened a total of five new stores including: one new Urban Outfitters store, two new Anthropologie stores and two new Free People stores. The Company expects to open approximately 42 new stores during the fiscal year and will release earnings results for the three months ended April 30, 2009 on May 14, 2009.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 143 Urban Outfitters stores in the United States, Canada and Europe, a catalog and two web sites; 123 Anthropologie stores, a catalog, web site and Leifsdottir, Anthropologie’s wholesale concept; Free People Wholesale, which sells to approximately 1,700 specialty stores and select department stores; 32 Free People stores, a catalog and web site; and one Terrain garden center as of April 30, 2009.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###